UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2015

ALDEYRA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36332	20-1968197
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 761-4904

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 12, 2015, Aldeyra Therapeutics, Inc. (“Aldeyra”) entered into a Purchase Agreement (the “Purchase Agreement”) with certain purchasers identified on the signature pages thereto (the “Purchasers”) pursuant to which it agreed to sell and issue an aggregate of 1,113,080 shares of common stock at a price per share of $7.00 (the “Private Placement”). Aldeyra plans to use the proceeds for working capital and general corporate purposes. As part of the Private Placement, Aldeyra also agreed to issue to investors warrants to purchase up to 1,113,080 shares of Aldeyra’s common stock at an exercise price of $9.50 per share. The warrants will expire three years after the date on which they are issued. The warrants do not include a net-exercise feature. Prior to the expiration of the warrants, Aldeyra shall have the option, subject to the conditions set forth therein, to redeem all of the warrants then outstanding for $0.001 per share of common stock issuable upon exercise of the warrants provided that (i) there is an effective registration statement covering the resale of the shares issuable upon exercise of the warrants, (ii) the closing bid price of Aldeyra’s common stock for each of the 15 consecutive trading days prior to the date of the notice of redemption is at least $20.00, and (iii) the average trading volume Aldeyra’s common stock during such 15 consecutive trading day period is at least 50,000 shares per day. Following Aldeyra’s notification to the Purchasers of its exercise of the redemption right under the warrants, each Purchaser will have the option to exercise their warrants prior to the redemption date rather than having them redeemed. In the aggregate, Aldeyra anticipates raising gross proceeds of approximately $7.79 million. The Private Placement is subject to customary closing conditions and is expected to close during the week of January 12, 2015. Laidlaw & Company (UK) Ltd. served as the sole placement agent in the Private Placement.

In connection with the Private Placement, Aldeyra has agreed to file one or more registration statements registering for resale the shares of common stock sold in the Private Placement and the common stock issuable upon exercise of the warrants.

The securities offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The issuance will be made in reliance on Rule 506 promulgated under the Securities Act, without general solicitation or advertising. Each Purchaser represented that it is an accredited investor with access to information about Aldeyra sufficient to evaluate the investment and that the common stock is being acquired without a view to distribution or resale in violation of the Securities Act. A Form D filing will be made in accordance with the requirements of Regulation D.

The foregoing description of the Purchase Agreement is a summary of the material terms of such agreement, does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.42 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 8.01.	OTHER EVENTS

On January 13, 2015, Aldeyra issued a press release announcing the execution of the Purchase Agreement which is filed as exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits – The following exhibits are filed as part of this report:

10.42	Form of Purchase Agreement dated January 12, 2015

99.1	Press Release of Aldeyra Therapeutics, Inc. dated January 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALDEYRA THERAPEUTICS, INC.

By:	/s/ Todd C. Brady, M.D., Ph.D.
	Name:	Todd C. Brady, M.D., Ph.D.
	Title:	President and Chief Executive Officer

Dated:  January 13, 2015